Exhibit 99.1

eMagin Corporation Announces Third Quarter 2020 Results

Strong military sales help compensate for lower commercial sales and delayed contract revenues.

Continuing to supply the ENVG-B night vision and F-35 Helmet mounted display programs.

HOPEWELL JUNCTION, N.Y. – November 12, 2020 – eMagin Corporation, or the “Company”, (NYSE American: EMAN), a leader in the development, design and manufacture of Active Matrix OLED microdisplays used in Military and Commercial AR/VR devices, and other near-eye imaging products, today announced results for the third quarter 2020.

“The Company is reporting that third quarter revenues were $7.3 million as compared to revenue of $7.9 million a year ago. Military display sales increased as eMagin supplied sole-sourced products to support the ENVG-B program as it ramps to volume, as well as other key military programs worldwide. However, we were impacted by the economic disruption of COVID-19 in certain non-military applications as customers delayed purchases for elective surgery systems as well as high-end sportsman’s rifle scopes. We increased R&D investment in dPd™ technology which in the near term should drive more contract revenue, and next quarter we expect to start receiving equipment under our $39.1 million Department of Defense (“DoD”)  awards for OLED technology, which we announced in June and July,” commented CEO Andrew G. Sculley.

“We experienced continued strength in our military display business, which at $5.5 million for the quarter, increased 19% year-over-year. Our U.S. military business was strong in the quarter as we accelerated our support of the ENVG-B program for close combat soldiers, and produced displays for the F-35 head mounted display helmet program. We are the sole supplier for the multi-year ENVG-B program, and have supported the build-out of initial units delivered to the U.S. Army. We will continue to supply the program through its low rate initial production phase in 2021 and beyond. In international markets, we recorded increased shipments across Asian, Middle Eastern and European markets and supplied an initial order to one of the top five European military electronics manufacturers, a new relationship for eMagin.”

“Non-military display revenue declined, attributed to the economic disruption of the COVID-19 pandemic. Specifically, sales for elective eye surgery equipment and sportsman’s rifles copes were lower compared to the same quarter last year. We have already begun to see recovery in the eye care market and recently booked over $1 million in orders for delivery beginning in April 2021. Our third quarter contract revenue declined $0.3 million due to timing of various projects.”

“We continue to see strong interest in our high brightness direct patterned (“dPdTM”) technology and believe it to be the best solution for AR/VR. We are making steady progress on the development efforts of our dPd technology and our high brightness product roadmap, and have demonstrated an increase in throughput on our new dPd tool by a factor of three. Our total R&D work has brought us close to achieving our brightness milestone of 10,000cd/m2 for a full color display using a single stack architecture. These improvements will be combined with new tooling on the next version of dPd. Future roadmap milestones will make use of tandem, or double structures and other improvements that we believe will allow us to stay ahead of the competition in providing the highest brightness displays to the marketplace,” continued Mr. Sculley.

“We are excited about the completion of wafer design for one of our Tier One consumer customers at the end of the second quarter. The foundry is now working on the fabrication of the wafers, which will be returned to us for dPd processing. We expect our contract revenue to increase in the fourth quarter as we continue to work on these innovative technologies.”

“From an operating perspective, our quarterly operating loss increased by $1.5 million to $1.9 million from the prior year mainly related to the decrease in non-military revenues and the increased investments in our R&D efforts for our dPd and XLE processes, to maintain our technological edge and our innovative product mix.”

“During the quarter, we placed orders for the new equipment provided for under the first phase of our DoD awards and are in the design/order phase for additional equipment to be provided under this $39.1 million program. The machinery included in these programs will be used to enhance manufacturing reliability, increase yield and throughput, and provide a production tool for our high brightness dPd process. In December, the first new piece of equipment to

Exhibit 99.1

arrive will be an advanced testing and diagnostic tool for use in our clean room. We expect that this new machine will help us enhance yield and anticipate seeing the improvement beginning in the first quarter of 2021. Additional early phase equipment is due to arrive in the second quarter of 2021 and will undergo testing and qualification.”

“At the end of the quarter, we had $10.3 million in cash and cash equivalents, and borrowings outstanding and borrowings available under our ABL facility of $0.5 million and $2.3 million, respectively. Included in this amount is $1.96 million from a PPP loan, which the Company has used to maintain full employment and which we expect to be forgiven. Our backlog remains strong at $10.0 million of which $9.4 million is shippable within the next twelve months.”

“Our product lines of market leading, domestically produced microdisplays have been designed into a broad range of applications and have been recognized for their reliability, resolution and high brightness for over twenty years. We are pleased to be at the forefront of the military’s effort to incorporate AR/VR into their advanced weapons systems and look forward to providing our customers the benefit of the increased manufacturing capability made possible by the government awards,” concluded Mr. Sculley.

Third Quarter Results

Total revenues for the third quarter of 2020 were $7.3 million, a decrease of 0.6 million from revenues of $7.9 million reported in the prior year period, and a decrease of $0.4 million from the second quarter of 2020.

Total revenue consists of both product revenue and contract revenue. Product revenues for the third quarter of 2020 were $7.0 million, a  decrease of $0.3 million from product revenues of $7.3 million reported in the prior year period. The decrease in display revenue for the quarter resulted from lower sales to commercial and medical customers due to the economic impact of COVID-19. Contract revenues were $0.3 million compared to $0.6 million reported in the prior year reflecting an increased contribution from military and consumer NRE work in the prior year.

Total gross margin for the third quarter was 23% on gross profit of $1.7 million compared to a gross margin of 31% on gross profit of $2.5 million in the prior year period. The decrease in gross margins was impacted by the lower shipment of displays and revenues as compared to the comparable 2019 period.

Operating expenses for the third quarter of 2020, including R&D expenses, were $3.6 million as compared to $2.9 million reported in the prior year period. Operating expenses as a percentage of sales were 49% in the third quarter of 2020 compared to 36%  reported in the prior year period.  R&D expenses were higher in the third quarter, primarily reflecting increased investments in R&D projects related to dPd technology and our XLE display development.

Operating loss for the third quarter of 2020 was $1.9 million compared to an operating loss of $0.4 million in the prior year period. Net loss for the third quarter of 2020 was $3.5 million or $0.06 per share compared to a loss of $0.3 million or $0.01 per share in the prior year period.  Net loss for the current and prior year periods reflects a $1.8 million non-cash loss and $0.1 million non-cash gain related to the change in fair value of a warrant liability, respectively. Excluding the impact of the change in the fair value of the warrant liability, net loss for the third quarter of 2020 was $0.03 per share versus a net loss of $0.01 per share in the year ago quarter.

Adjusted EBITDA the third quarter was negative $1.1 million compared to a positive $0.3 million in the prior year period.

At September 30, 2020, the Company had cash and cash equivalents of $10.3 million and working capital of $14.5 million.  During the third quarter, the Company used the remaining amount available under an At the Market equity facility to raise $6.5 million. Borrowings and availability under the ABL facility were $0.5 million and $2.3 million respectively at September 30, 2020.

Exhibit 99.1

Conference Call Information

eMagin will hold a Webcast at 9:00 am (New York time) on November 12, 2020 to discuss its third quarter results.  To access the live webcast or archive, please visit the Company’s website at ir.emagin.com or use the following link https://www.webcaster4.com/Webcast/Page/2471/37991. An archive of the webcast will be available one hour after the live call.

About eMagin Corporation

The leader in OLED microdisplay technology for the next generation of computing and imaging devices, serving world-class customers in the military and consumer, medical and industrial markets. We invent, engineer and manufacture display technologies of the future in the USA, including our Direct Patterning Technology (dPd) that will transform the way the world consumes information. Since 2001, our microdisplays have been, and continue to be, used in AR/VR, aircraft helmets, heads-up display systems, thermal scopes, night vision goggles, future weapon systems and a variety of other applications. www.emagin.com

Important Cautionary Information Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation’s expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company’s most recent filings with the SEC. For a more complete description of the risks factors that could cause our actual results to differ from our current expectations, including impacts of the COVID-19 pandemic, please see the section entitled “Risk Factors” in eMagin’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and in any Form 10-Q filed or to be filed by eMagin, and in other documents we file with the SEC from time to time.

CONTACT

eMagin Corporation

Mark A. Koch, Acting Chief Financial Officer

845-838-7951

mkoch@emagin.com

Affinity Growth Advisors

Betsy Brod

212-661-2231

betsy.brod@affinitygrowth.com

Exhibit 99.1

eMAGIN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	September 30,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$10,283	$3,515
Restricted cash	1,800	—
Accounts receivable, net	3,178	3,966
Unbilled accounts receivable	31	155
Inventories	8,133	8,832
Prepaid expenses and other current assets	1,796	1,130
Total current assets	25,221	17,598
Equipment, furniture and leasehold improvements, net	8,147	8,100
Operating lease right - of - use assets	3,166	3,729
Intangibles and other assets	128	160
Total assets	$36,662	$29,587

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,009	$1,302
Accrued compensation	1,700	1,778
Paycheck Protection Program loan - current	735	—
Revolving credit facility, net	490	2,891
Common stock warrant liability	3,327	23
Other accrued expenses	1,604	1,401
Deferred revenue	393	277
Operating lease liability - current	826	775
Other current liabilities	632	342
Total current liabilities	10,716	8,789
Other liability - long term	67	24
Paycheck Protection Program loan - long term	1,228	—
Deferred Income - Government awards - long term	2,263	—
Operating lease liability - long term	2,441	3,067
Total liabilities	16,715	11,880

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,659) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,659 issued and outstanding as of September 30, 2020 and December 31, 2019.	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued 67,661,668 shares, outstanding 67,499,602 shares as of September 30, 2020 and issued 50,250,378 shares, outstanding 50,088,312 shares as of December 31, 2019.	68	50
Additional paid-in capital	268,720	258,767
Accumulated deficit	(248,341)	(240,610)
Treasury stock, 162,066 shares as of September 30, 2020 and December 31, 2019.	(500)	(500)
Total shareholders’ equity	19,947	17,707
Total liabilities and shareholders’ equity	$36,662	$29,587

Exhibit 99.1

eMAGIN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenues:

Product	$6,978	$7,321	$18,872	$17,786
Contract	333	598	2,870	1,606
Total revenues, net	7,311	7,919	21,742	19,392

Cost of revenues:

Product	5,385	5,112	15,153	14,436
Contract	234	316	1,487	904
Total cost of revenues	5,619	5,428	16,640	15,340

Gross profit	1,692	2,491	5,102	4,052

Operating expenses:

Research and development	1,734	1,046	4,313	3,943
Selling, general and administrative	1,824	1,839	5,334	5,555
Total operating expenses	3,558	2,885	9,647	9,498

Loss from operations	(1,866)	(394)	(4,545)	(5,446)

Other income (expense):
Change in fair value of common stock warrant liability	(1,803)	120	(3,304)	1,450
Interest expense, net	(10)	(41)	(45)	(96)
Other income, net	148	—	163	—
Total other (expense) income	(1,665)	79	(3,186)	1,354
Loss before provision for income taxes	(3,531)	(315)	(7,731)	(4,092)
Income taxes	—	—	—	—

Net loss	$(3,531)	$(315)	$(7,731)	$(4,092)

Loss per share, basic and diluted	$(0.06)	$(0.01)	$(0.14)	$(0.09)

Weighted average number of shares outstanding:

Basic and Diluted	57,736	49,174	54,451	47,719

Exhibit 99.1

Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented on a GAAP basis; the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization, and non-cash compensation expense (“Adjusted EBITDA”). The Company’s management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company’s historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financial statements. Management believes that these adjusted measures reflect the essential operating activities of the Company. A reconciliation of non-GAAP financial information appears below (in thousands).

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net loss	$(3,531)	$(315)	$(7,731)	$(4,092)
Non-cash compensation	60	165	147	455
Change in fair value of common stock warrant liability	1,803	(120)	3,304	(1,450)
Depreciation and intangibles amortization expense	522	493	1,481	1,480
Interest expense	10	41	45	96
Adjusted EBITDA	$(1,136)	$264	$(2,754)	$(3,511)